Exhibit 3.3

M&M Media, Inc.
d/b/a/ Trebel

Investors’ Rights Agreement

December 18, 2017

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is made as of December 18, 2017 by and among M&M Media, Inc., d/b/a/ Trebel, a Delaware corporation (the “Company”) and each Investor (as defined below).

Recitals

Whereas, the Company and certain of the Investors (the “Prior Investors”) previously entered into the Amended and Restated Investors’ Rights Agreement dated as of November 23, 2015 (the “Prior Agreement”), in connection with the purchase of shares of Seed Preferred Stock (as defined in the Certificate) by Prior Investors.

Whereas, concurrently with the execution of this Agreement, the Company and the Investors are entering into and becoming parties to that certain Series A Preferred Stock Purchase Agreement dated as of the date hereof (as amended and in effect, the “Purchase Agreement”) pursuant to which the Investors shall purchase, and the Company shall sell and issue, shares of Series A Preferred Stock to the Investors; and

Whereas, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall (i) amend and restate, and supersede, the Prior Agreement in its entirety and (ii) govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

Agreement

Now, Therefore, the Investors and the Company hereby agree to the terms and conditions set forth in this Agreement:

1.	Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, managing member or manager of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners (or member thereof) or managing members (or member thereof) of, or shares the same management company (or member or shareholder thereof) with, such Person.

“Board” means the Company’s Board of Directors.

“Certificate” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time and in effect.

“CII” means Connecticut Innovations, Incorporated.

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“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Deemed Liquidation Event” has the meaning ascribed to such term in the Certificate.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“Entity” means any corporation, limited liability company, association, partnership, limited partnership, trust or estate, or government (or any agency or political subdivision thereof), or other business or legal entity.

“Equity Security” means any capital stock (including the Common Stock and any Preferred Stock) of the Company, whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock (the number of shares of an Equity Security which is a convertible security shall be the number of shares of such Equity Security which would result upon the immediate conversion of such convertible security, without regard to when such convertible security may in fact be converted).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means: (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Holder” means any holder of Registrable Securities who or which is a party to this Agreement.

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“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, those Holder(s) who or which properly initiate a registration request under this Agreement.

“Investor” means (i) each Person that executes this Agreement and is listed on Schedule A hereto as an “Investor,” (ii) any additional investor that becomes a party to this Agreement as an “Investor” hereunder in accordance with Section 6.9 hereof, but (iii) excludes any Person that ceases to hold any Shares.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Employee” means (i) the Founder (as defined in the Purchase Agreement), (ii) any executive level employee (including vice president-level positions), and/or (iii) any employee or consultant who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

“Major Investor” means any Investor who, individually or together with such Investor’s Affiliates, has purchased shares of Series A Preferred Stock in an amount of at least $200,000 (whether via cash, conversion of indebtedness or otherwise) and holds more than two percent (2%) of the outstanding capital stock of the Company on an as-converted to Common Stock basis.

“New Securities” means, collectively, Equity Securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such Equity Securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such Equity Securities.

“Outstanding Registrable Securities” means, at any time, the number of shares determined by adding the number of shares of outstanding Common Stock at such time that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Permitted CII Transferee” means any of the following: (a) any governmental or quasi-governmental agency of the State of Connecticut, governmental unit of the State of Connecticut or statutorily created entity of the State of Connecticut; (b) (i) any corporation, limited liability company, partnership or other entity controlled by CII or (ii) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, CII created for the purpose of managing and/or making investments in portfolio companies with a Connecticut Presence (as defined by that certain Connecticut Presence Agreement between the Company and CII dated as of the date hereof (as amended and in effect)), including without limitation Connecticut Emerging Enterprises, L.P.; or (c) any successor or replacement agency of the State of Connecticut (or other entity) for CII.

“Permitted Transferee” has the meaning ascribed to such term in the Right of First Refusal and Co-Sale Agreement.

“Person” means any individual or Entity.

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“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors after the date hereof, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

“Required Holders” means those Holder(s) holding at least a majority of the Outstanding Registrable Securities.

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

“Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement among the Company, the Investors, and certain other stockholders of the Company dated as of the date hereof, as amended and in effect.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act including the relevant no-action letters then interpreting such rule.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act including the relevant no-action letters then interpreting such rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel (as defined in Section 2.6) borne and paid by the Company as provided in and subject to Section 2.6.

“Series A Director” has the meaning ascribed to such term in the Certificate.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Voting Agreement” means the Voting Agreement among the Company, the Investors, and certain other stockholders of the Company dated as of the date hereof, as amended and in effect.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1              Demand Registration.

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(a)               Form S-1 Demand. If at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from the Holders of at least twenty percent (20%) of the Outstanding Registrable Securities that the Company file a Form S-1 registration statement with respect to Outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders, and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)              Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Holders of at least ten percent (10%) of the Outstanding Registrable Securities that the Company file a Form S-3 registration statement with respect to Outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders, and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), 2.1(d) and 2.3.

(c)               Market Stand Off. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any consecutive twelve (12)-month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 90-day period other than an Excluded Registration.

(d)              Avoidance of Competing Registrations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration (plus up to an additional eighteen (18) days to the extent necessary to comply with applicable regulatory requirements provided that all directors and officers of the Company and at least one percent (1%) of its shareholders agree to such extension), provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected at least two (2) registrations pursuant to Section 2.1(b) within the consecutive twelve (12)-month period immediately preceding the date of such request (counting for these purposes only registrations which have been declared or ordered effective and registrations which have been withdrawn by the Holders as to which the Holders have not elected to bear the expenses of registration and would, absent such election, have been required to bear such expenses). A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the Company), in which case the Initiating Holders shall be deemed to have forfeited their right to one demand registration statement and such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

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2.2              Piggyback Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock or other Equity Securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3              Underwriting Requirements.

(a)               Cut Back. If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s), in good faith, advise(s) the Initiating Holders in writing that marketing factors require a limitation on the proposed number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders affected by such change; provided that the number of Registrable Securities held by the Investors to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)              Piggyback Registrations. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders affected by such change. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering; provided that, if the number of Registrable Securities are so limited, no Person shall sell any shares of capital stock in such registration other than the Company and the Holders. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder”, and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

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(c)               For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than one hundred percent (100%) of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4              Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)               File Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of at least a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)              Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)               Furnish Copies of Prospectus. Furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)              Blue Sky Qualification. Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)               Perform Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                Listing on Securities Exchange. Use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)               Transfer Agent. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

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(h)              Due Diligence Investigation. Promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                 Notice of Effectiveness. Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j)                Notice of Amendments. After such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and

(k)               Trading Programs. In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under, and subject to, Rule 10b5-1 of the Exchange Act.

2.5              Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6              Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”) selected by the Holders of at least a majority of the Registrable Securities to be registered shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of at least a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of at least a majority of the Registrable Securities to be registered agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness (and in any event within ten (10) business days) after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the total number of Registrable Securities registered on their behalf.

2.7              Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8              Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

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(a)               Company’s Indemnity. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder, and each Person, if any, who or which controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)              Holders’ Indemnity of Company. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such selling Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of any indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)               Notice of Claim; Assumption of Defense. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

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(d)              Contribution in Lieu of Indemnity. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate Damages to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such Damage, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)               Survival of Indemnity. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9              Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)              Current Public Information. Make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)              File SEC Reports. Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)               Furnish Rule 144 Information. Furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request: (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

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2.10          Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Required Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder the right (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11          “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other Equity Security, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by FINRA rules, for an additional period of up to eighteen (18) days if the Company issues or proposes to issue an earnings or other public release within eighteen (18) days after the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 (x) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; and (y) be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than five percent (5%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series A Preferred Stock and other Derivative Securities). The underwriters, in connection with such registration, are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Major Investors subject to such agreements, based on the number of shares subject to such agreements.

2.12          Restrictions on Transfer.

(a)               The Series A Preferred Stock and Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall issue stop-transfer instructions to its transfer agent with respect to, and shall otherwise not recognize, any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Series A Preferred Stock and/or the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

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(b)              Each certificate or instrument representing (i) the Series A Preferred Stock, (ii) the Registrable Securities and (iii) any other securities issued in respect of the securities referenced in clauses (i) and/or (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN M&M MEDIA, INC. (THE “COMPANY”) AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)               The holder of any Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act; whereupon, in the case of any of the events/actions described in clause (i), (ii) or (iii) above, the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter in any transaction (w) in compliance with SEC Rule 144, or (x) in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration, or (y) to any Permitted Transferee; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13          Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)               the closing of a Deemed Liquidation Event;

(b)              such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a ninety (90) day period without registration; and

(c)               the fifth (5th) year anniversary of the IPO.

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3.	Information and Observer Rights.

3.1              Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a)               Annual Reports. As soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2017), (i) a balance sheet as of the end of such fiscal year, (ii) statements of income and of cash flows for such fiscal year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior fiscal year and as included in the Budget (as defined in Section 3.1(e)) for such fiscal year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such fiscal year, and (iii) a statement of stockholders’ equity as of the end of such fiscal year; and all such financial statements shall be audited and certified by an independent public accountant of nationally or regionally recognized standing selected by the Company and reasonably acceptable to the Board, including the Series A Director;

(b)              Quarterly Reports. As soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), and a quarterly report from the CEO describing the Company’s progress versus its most recent Board-approved operating plan and milestones, including summarizations of performance highlights/lowlights, variances from then effective Budget, and outlook for ensuring quarterly period;

(c)               Monthly Reports. As soon as practicable, but in any event within forty five (45) days after the end of each month, an unaudited internally prepared income statement and statement of cash flows for such month, and an unaudited internally prepared balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d)              Capitalization Reports. As soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(e)               Budgets. As soon as practicable, but in any event within thirty (30) days before the end of each fiscal year, a comprehensive budget and business plan forecasting the Company’s revenues, expenses and cash positions for the next fiscal year (collectively, the “Budget”), approved by the Board and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months, underlying assumptions and qualitative description of the Company’s plan by the CEO in support of the Budget, and, promptly after prepared, any other budgets or revised budgets approved by the Board;

(f)                Certification of Reports. With respect to the financial statements called for in Sections 3.1(a), (b) and (d), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b) and/or (d)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

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(g)               Management Rights Letter. Upon the request of any Investor that has a right to designate a member of the Board pursuant to the Voting Agreement, prior to any Closing (as defined in the Purchase Agreement) or at any time thereafter, a Management Rights Letter in a form reasonably acceptable to such Investor; and

(h)              Other Relevant Information. Such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2              Inspection. The Company shall permit each Major Investor, at the expense of such Major Investor, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3              CII Observer Rights. Regardless of whether CII has a representative on the Board (a “CII Director”), and regardless of whether any CII Director is attending any meeting of the Board, for so long as CII or its Permitted CII Transferees continue to own any Equity Securities, the Company shall invite one (1) representative of CII to attend all meetings of its Board and any committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided. Notwithstanding the foregoing, a majority of the members of the Board shall also have the right to exclude such representative from portions of meetings of the Board (or relevant Board committee) or omit to provide such representative with certain information if such members of the Board believe in good faith that such exclusion or omission is necessary (a) in order to preserve the Company’s attorney-client privilege, (b) in order to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties, including its manufacturing partners, customers or government agencies, or to protect the confidentiality of unpatentable information or other confidential or proprietary information, trade secrets, or competitive business information of the Company, or (c) because failure to so exclude such representative or omit such information would give rise to a competitive conflict of interest for CII or the representative of CII. The Company shall reimburse the observer for all reasonable out-of-pocket travel expenses incurred by such representative in connection with attending meetings of the Board.

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3.4              Seed Preferred Observer Rights. For so long as the holders of Seed Preferred Stock are entitled to designate a director pursuant to the Certificate, the Company shall invite two (2) representatives of the Investors holding Seed Preferred Stock to attend all meetings of its Board and any committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided. Notwithstanding the foregoing, a majority of the members of the Board shall also have the right to exclude such representatives from portions of meetings of the Board (or relevant Board committee) or omit to provide such representatives with certain information if such members of the Board believe in good faith that such exclusion or omission is necessary (a) in order to preserve the Company’s attorney-client privilege, (b) in order to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties, including its manufacturing partners, customers or government agencies, or to protect the confidentiality of unpatentable information or other confidential or proprietary information, trade secrets, or competitive business information of the Company, or (c) because failure to so exclude either such representative or omit such information would give rise to a competitive conflict of interest for any such Investor or the representative of any such Investor. The Company shall reimburse the observers for all reasonable out-of-pocket travel expenses incurred by such representatives in connection with attending meetings of the Board.

3.5              Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 shall terminate and be of no further force or effect immediately before the consummation of an IPO.

3.6              Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information: (i) to its/his/her attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, or any Permitted Transferee (including, with respect to CII or any Permitted CII Transferee, any other Permitted CII Transferee), provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law (including, without limitation, with respect to CII and Permitted CII Transferees, in accordance with any Freedom of Information Act requests), provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.	Rights to Future Stock Issuances.

4.1              Right of First Offer. Subject to the terms and conditions of this Section 4.1, the Certificate and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such an Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)               Offer Notice. The Company shall give notice (the “Offer Notice”) to each such Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

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(b)              Election to Purchase. By notification to the Company within twenty (20) days after the Offer Notice is given, each such Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Registrable Securities then held, by such Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such 20-day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after the date that the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion and/or exercise, as applicable, of Registrable Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Registrable Securities then held, by all Fully Exercising Investors who or which wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)               Offer of Remainder of New Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(d)              Exceptions to Right of First Offer. The right of first offer in this Section 4.1 shall not be applicable to: (i) Exempted Securities (as defined in the Certificate); (ii) shares of Common Stock issued in the IPO; or (iii) the issuance of shares of Series A Preferred Stock to Additional Purchasers pursuant to the Purchase Agreement.

4.2              Termination of Rights of First Offer. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect immediately before the consummation of the IPO.

5.	Additional Covenants.

5.1              Insurance. The Company shall maintain directors and officers liability insurance from financially sound and reputable insurers until such time as the Board determines (which determination must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board) that such insurance should be discontinued; to be in an amount and on terms and conditions satisfactory to the Board (which approval, authorization or consent must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board), but, in any event, no less than $2,000,000. The policy shall not be cancelable by the Company without prior approval by the Board, which approval must include the affirmative vote or written consent of the Series A Director then serving on the Board. The Company hereby acknowledges and agrees that it is the indemnitor of first resort with respect to its indemnification obligations to any Series A Director and that any obligation of any Investor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Series A Director is secondary.

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5.2              Employee Agreements. The Company will cause (i) each Key Employee and each other person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into a one (1) year post-employment, noncompetition and nonsolicitation agreement, substantially in the form approved by the Board (which approval, authorization or consent must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board). In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the approval of the Board (which approval, authorization or consent must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board). In addition, the Company shall not enter into any oral or written employment agreement which would not be classified as “at will” without the prior written consent of the Board (which approval, authorization or consent must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board).

5.3              Employee Vesting. Unless otherwise approved by the Board, which approval, authorization or consent must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. In addition, unless otherwise approved by the Board (which approval, authorization or consent must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board), the Company shall retain a “right of first refusal” on employee or consultant option or restricted stock transfers until the Company’s IPO; and such right to repurchase from employees or consultants shall include a right to purchase unvested restricted stock at the lesser of cost or fair market value upon termination of employment for cause, continued service for cause, or resignation without good reason of such holders of restricted stock. The Company shall utilize commercially reasonable practices to ensure that any equity incentive plan and each 409A Plan (as defined by the Purchase Agreement) complies with Section 409A of the Code (as defined by the Purchase Agreement).

5.4              Qualified Small Business Stock. The Company shall cause the shares of Series A Preferred Stock issued pursuant to the Purchase Agreement, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

5.5              Special Matters Requiring the Approval of the Board. The Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board, which approval, authorization or consent must include the affirmative approval, authorization, vote or consent of the Series A Director then serving on the Board:

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(a)               make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)              make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(c)               guaranty any indebtedness, other than trade credit or trade debt incurred in the ordinary course of business;

(d)              enter into or be a party to any agreement or transaction with any director, officer of the Company, or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions and agreements contemplated by this Agreement or the Purchase Agreement;

(e)               hire, terminate, or, without the approval of the compensation committee, change the compensation of the executive officers, including approving any option grants or stock awards to executive officers, or pay or obligate the Company to pay, any cash compensation (including base salary, bonuses and commissions) to any executive officer of the Company;

(f)                adopt any plan, or any amendment of any plan, for issuance of any Equity Securities to employees, non-employee directors and consultants, including without limitation any amendment which increases or decreases the number of shares reserved under any such plan;

(g)               engage, directly or indirectly through its subsidiaries or otherwise, in any change in or exit of its principal business, or take on a new or different line of business, or exit a then-current line of business;

(h)              sell, assign, license, pledge, or encumber technology or intellectual property, or material assets, other than licenses granted in the ordinary course of business; or

(i)                establish any subsidiary or establish any parent company for the purpose of being a holding company for the Company or being the controlling stockholder of the Company.

5.6              Meetings of the Board of Directors. Unless otherwise determined by the vote of at least a majority of the directors then in office, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Bylaws of the Company will provide, in addition to any provisions required by law, that any director may call a meeting of the Board. Each full meeting of the Board shall include an executive session both with and without the Company’s Chief Executive Officer and any other management personnel holding a seat on the Board. The Board shall appoint an executive committee, comprised of the non-management members of the Board, with the authority to set the compensation of, hire, and fire each c-level employee. The Board shall appoint audit and compensation committees, and the Series A Director shall be appointed to each such audit and compensation committee. The compensation committee shall not include Gary Mekikian or Tigran Mekikian.

5.7              Board Expenses; Compensation. The Company shall reimburse the nonemployee directors and observers for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board.

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5.8              Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate, or elsewhere, as the case may be.

5.9              Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement), the reasonable fees and disbursements (not to exceed $30,000) of one counsel for the Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including without limitation the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company's executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.10          Right to Conduct Activities.  The Company hereby agrees and acknowledges that each of CII and Permitted CII Transferees is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company hereby agrees that, to the extent permitted under applicable law, none of CII or Permitted CII Transferees shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by CII or any Permitted CII Transferee in any entity competitive with the Company, or (ii) actions taken by any partner, member, manager, officer or other representative of CII or any Permitted CII Transferee, to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized use or disclosure of the Company’s confidential information obtained pursuant to this Agreement or otherwise, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company; and

5.11          Bad Actor Status. The Company will notify the Investors promptly in writing upon learning that a “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) becomes applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-iv) or (d)(3) is applicable.

5.12          Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.8, shall terminate and be of no further force or effect immediately before the consummation of the IPO.

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6.	Miscellaneous.

6.1              Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (iii) after such transfer, holds at least ten thousand (10,000) shares of Registrable Securities previously held by such Holder immediately prior to giving effect to such transfer (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); (iv) is already an Investor who has Registrable Securities, or (v) is a Permitted Transferee (including, with respect to CII or any Permitted CII Transferee, any other Permitted CII Transferee); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Any assignment in violation of this Section 6.1 shall be deemed null and void and of no force or effect. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2              Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of law principles that would result in the application of any law other than the law of the State of Connecticut. The Company and each Investor irrevocably submit to the exclusive jurisdiction of any court of the State of Connecticut sitting in Hartford County or the United States District Court of the District of Connecticut in Hartford over any action, suit or proceeding relating to or arising out of this Agreement and the transactions contemplated hereby. Each party hereby irrevocably waives any objections, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which such party may now or hereafter have to the bringing of any such actions, suit or proceeding in any such court.

6.3              Counterparts; Facsimile/Electronic. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4              Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5              Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A, or to the principal office of the Company as set forth underneath its signature hereto and to the attention of the President or Chief Executive Officer, in the case of the Company, or (if neither of the foregoing is specified herein) in accordance with the notice provisions of the Purchase Agreement, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.

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6.6              Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Required Holders; provided that the Company may, in its sole discretion, waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to the express rights and obligations herein of all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to the express rights and obligations herein of all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Furthermore, notwithstanding the foregoing, any provision to this Agreement applicable expressly to CII or a Permitted CII Transferee may only be amended by the written consent of the Company, the Required Holders and CII (or such Permitted CII Transferee), and may only be waived with the written consent of CII, including, without limitation: (a) the definition of “Investor”, as applied to CII, or “Permitted CII Transferee”; (b) Section 3.3; (c) clauses (iii) and (iv) of Section 3.5; (d) Section 5.10; (e) clause (v) of Section 6.1; and (f) this sentence of Section 6.6. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7              Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8              Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9              Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series A Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series A Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10          Entire Agreement; Prior Agreement Superseded. This Agreement amends and restates, and supersedes, the Prior Agreement in its entirety. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

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6.11          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13          Indemnification Matters. The Company hereby acknowledges that the Series A Director, as well as one or more of the other directors designated by holders of the Series A Preferred Stock (the “Fund Directors”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors, and/or certain of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary and excess), and (ii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof as such other recovery arises out of or is related to indemnification or advancement of expenses by the Company. This Section 6.13 shall be interpreted in accordance with, and subject to, the Indemnification Agreements as contemplated under the Purchase Agreement (the “Indemnification Agreements”). If there is any conflict between this Section 6.13 and the Indemnification Agreements, the Indemnification Agreements shall control.

6.14          Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.15          Rules of Usage. In this Agreement, unless a clear intention appears otherwise: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, schedules or amendments thereto; and (k) section references shall be deemed to refer to all subsections thereof, unless otherwise expressly indicated.

[Remainder of Page Intentionally Left Blank – Signature Page(s) Follow]

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[Signature Page to Investors’ Rights Agreement]

In Witness Whereof, the parties have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY

M&M Media, Inc.

By: /s/ Gary Mekikian

Name: Gary Mekikian

Title: Chief Executive Officer

Address:

[Additional Signature Page(s) to Follow]

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[Signature Page to Investors’ Rights Agreement]

INVESTOR

Connecticut Innovations, Incorporated

By: /s/ David M. Wurzer

Name: David M. Wurzer

Title: Executive Vice President and Chief Investment Officer

[Additional Signature Page(s) to Follow]

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[Signature Page to Investors’ Rights Agreement]

INVESTOR
If an Entity: _____________________________ Print Name of Entity Above By: ________________________ Name: Title:	If an Individual: ________________________ Print Name:

[Additional Signature Page(s) to Follow]

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Schedule A

Investors

[Redacted]